Bontan Corporation Inc.

Consolidated Financial Statements

For the Years Ended March 31, 2010, 2009 and 2008

(Canadian Dollars)

Index

Report of Independent Registered Public Accounting Firm - Comments by auditors for US readers on Canada-US reporting difference	1-2

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Cash Flows	5

Consolidated Statement of Shareholders’ Equity Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss	6-7 8
Notes to Consolidated Financial Statements	9-37

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO. MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Bontan Corporation Inc.

We have audited the consolidated balance sheets of Bontan Corporation Inc. as at March 31, 2010 and 2009 and the consolidated statements of operations, shareholders' equity, comprehensive loss and accumulated other comprehensive loss and cash flows for each of the years in the three year period ended March 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2010 and 2009 and the results of its operations and its cash flows for the years ended March 31, 2010, 2009 and 2008, in accordance with Canadian generally accepted accounting principles which differ in certain respects from generally accepted accounting principles in the United States (refer to note 24).

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada  Chartered Accountants

July 23, 2010  Licensed Public Accountants

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS

LICENSED PUBLIC ACCOUNTANTS

TORONTO. MONTREAL

Comments by Auditors for U.S. Readers
on Canada - U.S. Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the consolidated financial statements are affected by conditions and events that cast substantial doubt on the Corporation’s ability to continue as a going concern, such as those described in the summary of significant accounting policies.  Our report to the shareholders dated July 29, 2010 is expressed in accordance with Canadian reporting standards, which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the consolidated financial statements.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada Chartered Accountants

July 23, 2010 Licensed Public Accountants

Bontan Corporation Inc.
Consolidated Balance Sheets
(Canadian Dollars)

As at March 31	Note	2010	2009

Assets
Current
Cash		$2,350,526	$352,958
Short term investments	5,19(ix) & (x) & 21 (b)	1,359,431	1,091,563
Prepaid consulting services	6	50,792	20,484
Other receivables	19(xi) &(xii)	129,869	118,508

		3,890,618	1,583,513
Office equipment and furniture	7	$8,802	$9,434
Oil & gas properties and related expenditure	8,19(iv)	$6,520,367	$-
		$10,419,787	$1,592,947
Liabilities and shareholders' equity
Current liabilities
Accounts payable	19(viii)	$1,410,327	$96,544
Accruals	9	1,043,583	55,474
Short term loans	10	1,065,578	-

Total current liabilities		3,519,488	152,018
Shareholders' Equity
Capital stock	11	$35,298,257	$32,854,075
Warrants	13	7,343,886	2,192,927
Contributed surplus		4,573,748	4,154,266
Accumulated other comprehensive loss		(2,696,213)	(4,425,018)
Deficit		(37,262,565)	(33,335,321)
		(39,958,778)	(37,760,339)
Total shareholders' equity		7,257,113	1,440,929
Non-controlling interests		(356,814)	-
Total equity		6,900,299	1,440,929
		$10,419,787	$1,592,947

Going concern (note 2)
Commitments and Contingent Liabilities (Note 18)
Related Party Transactions (Note 19)
Subsequent events (note 25)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board               ”Kam Shah”             Director        ”Dean Bradley”      Director
                                                           (signed)                                                (signed)

Bontan Corporation Inc.
Consolidated Statements of Operations
For the years ended March 31,
(Canadian Dollars)

	Note	2010	2009	2008
Income
Interest		-	7,901	73,300

		-	7,901	73,300
Expenses
Consulting fees	15,18(b),( c) & (f), 19 (v) & (Vii)	1,191,675	444,784	396,465
Professional fees		992,989	27,844	34,601
Loss(gain) on disposal of short term investments		852,806	(45,036)	(248,455)
Bank charges,interest and fees	16	691,062	2,362	1,625
Write off of short term investment	5(b)	250,780	63,010	-
Office and general		73,740	42,641	40,349
Shareholders information	18(a),19(i)	158,509	144,757	133,502
Travel,meals and promotions		86,939	66,896	120,008
Payroll		44,944	35,266	-
Communication	19(ii)	27,782	11,498	11,905
Rent	19(ii)	22,765	18,143	8,915
Transfer agents fees		10,802	4,940	4,343
Exchange (gain) Loss		$(120,735)	$(119,789)	$141,841
		4,284,058	697,316	645,099
		(4,284,058)	(689,415)	(571,799)
Non-controlling interests		356,814	-	-
Net loss for year		$(3,927,244)	$(689,415)	$(571,799)
Basic and diluted loss per share information
Net loss per share	14	$(0.09)	$(0.02)	$(0.02)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statements of Cash Flows
(Canadian Dollars)

For the years ended March 31,	Note	2010	2009	2008
Cash flows from operating activities
Net loss for year		(3,927,244)	(689,415)	(571,799)
Write off of a short term investment		250,780	63,010	-
Non-controlling interest		(356,814)	-	-
Amortization of office equipment and furniture		2,303	2,027	817
Loss(Gain) on disposal of short term investments		852,806	(45,036)	(248,455)
Consulting fees settled for common shares	15	524,589	277,856	314,248
Net change in working capital components
Other receivables		(11,361)	(64,310)	11,955
Accounts payable		1,313,783	66,205	11,287
Accruals		988,109	26,789	(715)
		(363,049)	(362,874)	(482,662)
Cash flow from investing activities
Purchase of short term Investments		(53,103)	(2,412,123)	(3,366,685)
Net proceeds from sale of short term investments		410,454	1,818,097	1,990,303
Purchase of office equipment and furniture		(1,671)	(5,256)	(7,023)
Acquisition of oil & gas properties		(4,692,189)	-	-
		(4,336,509)	(599,282)	(1,383,405)
Cash flow from financing activities
Short term loans		1,239,531	-	-
Common shares issued net of issuance costs		5,457,595	56,052	110,201
		6,697,126	56,052	110,201
Increase(Decrease) in cash during year		1,997,568	(906,104)	(1,755,866)
Cash at beginning of year		352,958	1,259,062	3,014,928
Cash at end of year		2,350,526	352,958	1,259,062
Supplemental disclosures
Non-cash operating activities
Consulting fees settled for common shares and	15	(524,589)	(277,856)
options and expensed during the year				(314,248)
Consulting fees prepaid in shares	6	(50,792)	(20,484)	(285,896)
		(575,381)	(298,340)	(600,144)
Non-cashinvesting activities
Value of warrants issued as part of Acquisition costs		-2,002,131	-	-
Non-cash financing activities
Shares cancelled		-81,957	-64,395	-

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity
(Canadian Dollars)
For the Years Ended March 31, 2010, 2009 and 2008

	Number of Shares	Share Capital	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance, March 31, 2007	28,430,203	$32,413,811	$2,215,213	$4,069,549	$(32,074,107)	$-	$6,624,466
Warrants excercised	315,540	122,446		-			122,446
Value of warrants transferred to capital stock upon exercise		61,356	(61,356)				-
Finder fee		(12,245)					(12,245)
Issued under 2007 Consultant stock compensation plan	1,350,000	316,120					316,120
Options granted				7,878			7,878
Net loss					(571,799)		(571,799)
Unrealised loss on short term investments, net of tax, considered available for sale, cumulative to March 31, 2008 on adoption of new Accounting Policy						(1,306,768)	(1,306,768)
Balance, March 31, 2008	30,095,743	$32,901,488	$2,153,857	$4,077,427	$(32,645,906)	$(1,306,768)	$5,180,098
Issued under private placement	1,000,000	62,280		-			62,280
Finder fee		(6,228)					(6,228)
Value of warrants issued under private placement transferred to contributed surplus		(39,070)	39,070				-
Shares cancelled	(275,000)	(64,395)					(64,395)
Options revaluation upon changes in the terms				76,839			76,839
Net loss					(689,415)		(689,415)
Unrealised loss on short term investments,net of tax considered available for sale						(3,118,250)	(3,118,250)

Balance, March 31, 2009	30,820,743	$32,854,075	$2,192,927	$4,154,266	$(33,335,321)	$(4,425,018)	$1,440,929

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Consolidated Statement of Shareholders’ Equity - Continued
(Canadian Dollars)
For the Years Ended March 31, 2010, 2009 and 2008

	Number of Shares	Capital Stock	Warrants	Contributed surplus	Accumulated Deficit	Accumulated other comprehensive loss	Shareholders' Equity
Balance March 31, 2009	30,820,743	$32,854,075	$2,192,927	$4,154,266	$(33,335,321)	$(4,425,018)	$1,440,929
Issued under private placement	34,050,000	5,726,794		-			5,726,794
Finder fee		(572,679)					(572,679)
Value of warrants issued under private placement		(2,859,141)	2,859,141				-
Value of warrants issued as finders fee		(289,687)	289,687				-
Subscriptions received		303,480					303,480
Shares cancelled	(350,000)	(81,957)					(81,957)
Issued under 2009 Consultant Stock Option Plan	708,333	217,372					217,372
Value of warrants issued to induce short term loans			278,325				278,325
Value of warrants issued as part of acquisition of oil & gas properties			1,723,806				1,723,806
Options revaluation upon changes in the terms				419,482			419,482
Net loss					(3,927,244)		(3,927,244)
Unrealised gain on short term investments,net of tax considered available for sale						1,728,805	1,728,805

Balance, March 31, 2010	65,229,076	$35,298,257	$7,343,886	$4,573,748	$(37,262,565)	$(2,696,213)	$7,257,113

The accompanying notes are an integral part of these consolidated financial statements

Bontan Corporation Inc.
Consolidated Statement of Comprehensive Loss and Accumulated Other Comprehensive Loss
(Canadian Dollars)

For the years ended March 31,	Note	2010	2009	2008
Other comprehensive gain ( loss)
Net loss for year		$(3,927,244)	$(689,415)	$(571,799)
Unrealized gain (loss) for year on short term investments,net of tax	5	1,728,805	(3,118,250)	(2,266,470)
Comprehensive loss		(2,198,439)	(3,807,665)	(2,838,269)

Accumulated other comprehensive income(loss)
Beginning of year		(4,425,018)	(1,306,768)	-
Adjustment on adoption of new Accounting Policy		-	-	959,702
		(4,425,018)	(1,306,768)	959,702
Other comprehensive gain (loss) for year		1,728,805	(3,118,250)	(2,266,470)
Accumulated other comprehensive loss, end of year		$(2,696,213)	$(4,425,018)	$(1,306,768)

The accompanying notes are an integral part of these consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

1.      NATURE OF OPERATIONS

Bontan Corporation Inc. (“the Company”) is a diversified natural resource company that invests in major oil and gas exploration and development projects in countries around the globe through its subsidiary by acquiring a joint venture interest, indirect participation interest and working interest in those projects. The company focuses on projects where the other project partners have proven experience in oil and gas exploration, development and distribution.

During the fiscal year 2010, the Company acquired, through its subsidiary, an indirect 11% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel.

The Company does not currently own any oil and gas properties with proven reserves.

2.      BASIS OF PRESENTATION

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada, which do not materially differ from accounting principles generally accepted in the United States (U.S. GAAP) as described in Note 24 “Differences from United States Generally Accepted Accounting Principles”.

Going concern

Management has prepared these consolidated financial statements in accordance with Canadian Generally Accepted Accounting Principles (“GAAP”) applicable to a going concern, which contemplates that assets will be realized and liabilities discharged in the normal course of business as they come due. To this point, all operational activities and the overhead costs have been funded from the available cash and short term investments and by equity issuances

The Company has a working capital of approximately $ 371,000 and accumulated deficit of approximately $ 37 million. The Company has commitment to meet its share of exploration and development costs of the two licenses in which it has acquired indirect working interest during the current fiscal year, which would need additional funding in the range of approximately US$ 12 million within the next twelve months. The Company will have to secure new cash resources to meet these obligations on its current project. Management is currently evaluating and pursuing funding alternatives, including additional farm-out agreements and new equity issuances. While the management has so far been successful in raising the required equity financing, there is no assurance that these initiatives will continue to be successful. Uncertainty in global capital markets could have a negative impact on the Company’s ability to access capital in the future.

The Company's ability to continue as a going concern is dependent upon its ability to access sufficient capital to complete exploration and development activities, identify commercial oil and gas reserves and to ultimately have profitable operations. These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary if the Company was unable to realize its assets and settle its liabilities as a going concern in the normal course of operations. Such adjustments could be material.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

3.      PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and of the following subsidiaries:

a.	Israel Oil & Gas Corporation, a wholly owned subsidiary, which changed its name on January 18, 2010 from Bontan Oil & Gas Corporation.

b.	Israel Petroleum Company, Limited, a Cayman Island limited company incorporated on November 12, 2009, in which Israel Oil & Gas Corporation owns a 76.79% equity interest (“IPC Cayman”)

All inter-company balances and transactions have been eliminated on consolidation.

4.      SIGNIFICANT ACCOUNTING POLICIES

The following paragraphs describe the significant accounting policies.

Oil and Gas Properties and Related Expenditures

The Company follows the full cost method of accounting for its oil & gas operations.

The costs of acquiring interests in oil & gas properties are carried at cost until they are brought into production, at which time they are depleted on a unit-of-production method based on estimated recoverable proven oil & gas reserves. When a property is subsequently abandoned or sold, its cost is written off against income in the year of abandonment. Oil & gas properties which the Company and its partners have no intention to develop, and which management believes have little or no value, are written down to their estimated fair value.

The costs of drilling and equipping wells, both exploratory and development, and other exploration costs, including geological and geophysical costs, are capitalized as incurred. Costs include any cash consideration and the fair market value of any shares and/or options issued for the acquisition of oil & gas interests. Oil & gas interests acquired under option or participation agreements, whereby payments are made at the sole discretion of the Company, are recorded in the accounts at the time of payment.

In applying the full cost method, the Company applies a ceiling test to capitalized costs to ensure that such costs do not exceed estimated future net revenues from production of proven reserves at year end market prices less future production, administrative, financing, site restoration, and income tax costs plus the lower of cost or estimated net realizable value of unproved properties.

All of the Company's oil & gas activities are conducted jointly with others. The Company's accounts reflect only the Company's proportionate interest in these activities.

Change in Accounting Policy

In the past, the Company used to follow successful efforts method of accounting for oil and gas exploration and development activities under which direct acquisition costs of development properties, geological and geophysical costs associated with these properties and costs of development and exploratory wells that result in additions to proven reserves were capitalized. The Company decided to change its policy to full cost method, which is the policy adopted by its operating subsidiary, IPC Cayman. The retrospective application of this change has no effect on the consolidated financial statements of the Company for the prior fiscal years.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

4.      SIGNIFICANT ACCOUNTING POLICIES - (Continued)

Revenue Recognition

Revenues from the production of oil and natural gas properties in which the Company has an interest with joint venture partners are recognized, on the basis of the Company’s working interest in those properties (the entitlement method), on receipt of a statement of account from the operators of the properties.

Short-term Investments and Other Financial Instruments

Short-term investments are investments that are either highly liquid or are to be disposed of within a one year period. All short term investments are considered available for sale type of investments.
All financial instruments are measured at fair value on initial recognition of the instrument. Measurement in subsequent periods depends on whether the financial instrument has been classified as “held-for-trading”, “available-for-sale”, “held-to-maturity”, “loans and receivables”, or “other financial liabilities” as defined by the applicable accounting standards.

Cash is designated as “held-for-trading” and is measured at carrying value, which approximates fair value.

Short term investments which consist mostly of marketable securities are designated as “available-for-sale” and measured at fair value with unrealized gains and losses recorded in other comprehensive income until the security is sold or if an unrealized loss is considered other than temporary, the unrealized loss is expensed. Unrealized gains and losses represent the net difference between the total average costs of short term assets on hand and their fair value based on quoted market prices for the marketable securities.

Other receivable are designated as “loans and receivable” and are carried at amortized cost. Accounts payable and accrued liabilities are designated as ‘other financial liabilities” and are carried at amortized cost.

Foreign Currency Translation

The functional currency of the Company is the Canadian dollar. Monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date.  Non-monetary assets are translated at exchange rates in effect when they were acquired. Revenue and expenses are translated at the approximate average rate of exchange for the year, except that amortization is translated at the rates used to translate related assets.

The Company’s subsidiaries use the US Dollar as a functional currency. However, these subsidiaries are not self-sustaining but are integrated to Bontan Corporation Inc since they rely on the Company to fund their operations. Hence translation gains and losses of these subsidiaries are charged to the consolidated statement of operations.

Office Equipment and Furniture

Office equipment and furniture are amortised over their estimated useful lives as follows:

Office furniture                                               20%– declining balance basis
Computers                                                 33% – declining balance basis
Software                                                  20% - declining balance basis

New purchases during the fiscal year are amortized at half the applicable rate.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income

Comprehensive income and accumulated other comprehensive income include net unrealised gains and losses on short term investments net of applicable taxes, held as available for sale. Accumulated other comprehensive income is included on the consolidated balance sheet as a separate component of shareholders’ equity.

Credit Risk and the Fair Value of Financial Assets and Financial Liabilities

Effective April 1, 2009, the Company adopted  the recommendations of the Emerging Issues Committee Abstract EIC -173, “Credit Risk and the Fair Value of Financial Assets and Financial Liabilities” which states that an entity’s own credit and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities. These recommendations were particularly applied in evaluating the fair values of the Company’s short term investments.

Asset Retirement Obligation

The Company recognizes and measures the liabilities for obligations associated with the retirement of petroleum and natural gas properties when those obligations result from the acquisition, construction, development or normal operation of the asset. The obligation is measured at fair value and the related costs recorded as part of the carrying value of the related asset. In subsequent periods, the liability is adjusted for the change in present value and any changes in the amount or timing of the underlying future cash flows required to settle the obligation. The asset retirement costs included in petroleum and natural gas costs are depleted or amortized into income in accordance with the Company’s policies pertaining to those assets.  Actual costs to retire petroleum and natural gas properties are deducted from the accrued liability as these costs are incurred. There were no asset retirement costs recorded during the fiscal year.

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, future income tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities, as well as for the benefit of losses available to be carried forward to future years for tax purposes.  Future income tax assets and liabilities are measured using substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse.  Future income tax assets are recognized in the financial statements if realization is considered more likely than not. A valuation allowance against future tax assets is provided to the extent that the realization of these future tax assets is not more likely than not.

Stock-Based Compensation Plan

The Company follows a fair value based method of accounting for all Stock-based Compensation and Other Stock-based Payments to employees and non-employees.  The fair value of all share purchase options is expensed over their vesting period with a corresponding increase to contributed surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in contributed surplus, is recorded as an increase to share capital. The Company uses the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of grant.

The quoted market price of the Company’s shares on the date of issuance under any stock compensation plan is considered as fair value of the shares issued.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Warrants

When the Company issues Units under a private placement comprising common shares and warrants, the Company follows the relative fair value method of accounting for warrants attached to and issued with common shares of the Company. Under this method, the fair value of warrants issued is estimated using a Black-Scholes option price model. The fair value is then related to the total of the net proceeds received on issuance of the Common shares and the fair value of the warrants issued therewith. The resultant relative fair value is allocated to warrants from the net proceeds and the balance of the net proceeds is allocated to the Common shares issued.

Accounting Changes

The Company follows CICA Section 1506, “Accounting changes” which require that (i) voluntary changes in accounting policies can be made if, and only if, the changes result in more reliable and relevant information (ii) changes in accounting policies are accompanied by disclosure of prior period amounts and justification for the changes, and (iii) for changes in estimates, the nature and amount of the change should be disclosed.

Loss per Share

Basic loss per share is calculated by dividing net loss (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period.  Diluted loss per share reflects the dilution that would occur if outstanding stock options and share purchase warrants were exercised or converted into common shares using the treasury stock method and are calculated by dividing net loss applicable to common shares by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

The inclusion of the Company’s stock options and share purchase warrants in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation.  Consequently, there is no difference between basic loss per share and diluted loss per share.

Business combinations

In January 2009, the CICA issued the new handbook Section 1582, Business Combinations, effective for fiscal years beginning on or after January 1, 2011. Earlier adoption of Section 1582 is permitted. This pronouncement further aligns Canadian GAAP with US GAAP and IFRS and changes the accounting for business combinations in a number of areas. It establishes principles and requirements governing how an acquiring company recognizes and measures in its financial statements identifiable assets acquired, liabilities assumed, any non-controlling interest in the acquiree, and goodwill acquired. The section also establishes disclosure requirements that will enable users of the acquiring company’s financial statements to evaluate the nature and financial effects of its business combinations. . The Company has adopted this standard for the fiscal year 2010 as permitted.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

4.      SIGNIFICANT ACCOUNTING POLICIES (Continued)

Non-controlling interests

In January 2009, the CICA issued the new handbook Section 1601, Consolidated Financial Statements, and Section 1602, Non-controlling Interests, effective for fiscal years beginning on or after January 1, 2011. The Company has adopted this standard for the fiscal year 2010 as permitted. These pronouncements further align Canadian GAAP with US GAAP and IFRS. Sections 1601 and 1602 change the accounting and reporting for ownership interest in subsidiaries held by parties other than the parent. Non-controlling interests are presented in the consolidated statement of financial position within the entity but separate from the Company’s equity. The amount of consolidated net loss attributable to the Company and to the non-controlling interest is identified and presented on the face of the consolidated statement of operations.

The Company has consolidated the financial statements of IPC Cayman where it holds a 76.79% equity interest. The remaining 23.21% equity interest in IPC Cayman is held by International Three Crown Petroleum LLC (“ITC”), which is majority owned by Mr. Howard Cooper and who acts as a sole director and manager of IPC Cayman.

Non –controlling interests comprise ITC’s share of the net loss of IPC Cayman.

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.  Some of the key areas where estimates and assumptions are normally used include valuation of stocks, warrants and options, ascertaining useful lives of office equipment and furniture, impairment of short term investments and the recording of accruals.

Recent Accounting Pronouncements

International Financial Reporting Standards (“IFRS”)

In January 2006, the CICA’s Accounting Standards Board ("AcSB") formally adopted the strategy of replacing Canadian GAAP with IFRS for Canadian enterprises with public accountability. The current conversion timetable calls for financial reporting under IFRS for accounting periods commencing on or after January 1, 2011. On February 13, 2008 the AcSB confirmed that the use of IFRS will be required in 2011 for publicly accountable profit-oriented enterprises. For these entities, IFRS will be required for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.

The Company’s transition date of April 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ending March 31, 2011.

The initial phase of implementation included conceptual application of the new rules, analysis of the Company’s accounting data and assessment of key areas that may be impacted. In this phase, short term investments and oil & gas properties and related expenditure were identified as key areas.  The Company’s initial assessment indicates that the Company’s accounting policies in the key areas are consistent with those of IFRS. The next phase will include the analysis of accounting policy alternatives available under IFRS as well as the determination of changes, if any required to existing information systems and business processes.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

5.	SHORT TERM INVESTMENTS

	March 31, 2010		March 31, 2009
	Carrying average costs	fair market value	Carrying average costs	fair market value
Marketable securities	4,007,574	1,359,431	5,253,570	1,091,563
Non-marketable securities		-	263,011	-
	$4,007,574	$1,359,431	$5,516,581	$1,091,563

Movements in unrealised (loss)gain
At beginning of year		(4,425,018)		(1,306,768)
Gain(Loss) during year		1,728,805		(3,118,250)
At end of year		$(2,696,213)		$(4,425,018)

a.     Marketable securities

Marketable securities are designated as “available-for-sale”.

Marketable securities are stated at fair value based on quoted market prices on the balance sheet as at March 31, 2010. An unrealized gain of $ 1,728,805 for the year and accumulated unrealised loss of $4,425,018 at the beginning of year was included in the consolidated statement of comprehensive loss and accumulated other comprehensive loss.

As at March 31, 2010, the Company held warrants in certain marketable securities which are exercisable at its option to convert into an equal number of common shares of the said securities. The total exercise price of these warrants was $119,217 (as at March 31, 2009:$138,189) and the market value of the underlying securities was $19,506 (as at March 31, 2009: $34,509). These warrants and the underlying unrealised gains and losses have not been accounted for in the financial statements since the Company has not yet determined if it would exercise these warrants when they become exercisable. The warrants expire between November 2, 2010 and April 26, 2012. Warrants whose exercise cost was $250,000 and market value was $40,000 as at March 31, 2010 expired unexercised on June 5, 2010.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

5.	SHORT TERM INVESTMENTS - Continued

b.     Non-marketable securities

The Company held shares in two private corporations as at March 31, 2010, which are designated as “Available for sale”. The carrying cost of these investments was $250,780. Based on management‘s review of the affairs of the above investee companies and discussions with their management, it was concluded that there was full impairment in the carrying costs of these investments as at March 31, 2010, and as a result, these investments were written off.

6.      PREPAID CONSULTING SERVICES

Prepaid consulting services relates to the fair value of shares and options issued under the Company’s Consultants’ Stock Compensation and Stock  Option Plans to consultants for services that will be performed during the period subsequent to the balance sheet date. Changes during the year were as follows:

	Balance at April 1, 2009	Deferred during the year	Canceled during the year (b)	Expensed during the year	Balance at March 31, 2010
Options (a)	$-	$419,482	$-	$(419,482)	$-
Stocks	20,484	217,372	(81,957)	(105,107)	50,792
	$20,484	$636,854	$(81,957)	$(524,589)	$50,792

	Balance at April 1, 2008	Deferred during the year	Canceled during the year	Expensed during the year	Balance at March 31, 2009
Options	$7,878	$76,839	$-	$(84,717)	$-
Stocks	278,018	-	(64,395)	(193,139)	20,484
	$285,896	$76,839	$(64,395)	$(277,856)	$20,484

Amortization of office equipment and furniture amounted to $ 2,303 (2009: $2,027)

(a)	During the year, terms of all outstanding options were revised as explained in Note12 (b)(ii). These options were therefore re-valued and an additional cost of $419,482 was expensed.

(b)
One of the consultants, Mr. John Robinson, who was issued 350,000 common shares as compensation in prior years valued at $81,957, returned the shares for cancelation (note 11(b)) in exchange for a cash fee of $82,000 as agreed by the directors in December 2008.

7.	OFFICE EQUIPMENT AND FURNITURE

	Cost	Accumulated amortisation	Net book value	Net book value
As at March 31,	2010			2009
Office furniture	4,725	2,003	2,722	3,402
Computer	3,432	1,619	1,813	1,302
Software	5,793	1,526	4,267	4,730

	$13,950	$5,148	$8,802	$9,434

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

8.      OIL & GAS PROPERTIES AND RELATED EXPENDITURE

New acquisitions

In November 2009, the Company’s subsidiary, IPC Cayman acquired a 95.5% working interest in two drilling licenses, Petroleum License 347 (“Myra”) and Petroleum License 348 (“Sarah”),(“the licenses”) covering approximately 198,000 (net 141,827) acres in the Levantine Basin, approximately 40 kilometres off the west coast of Israel.

However, in March 2010, the original agreement between IPC Cayman and the vendor was replaced by a new agreement between IPC Cayman and three other joint venture partners. This agreement resolved all the legal disputes that followed the November acquisition. The new joint venture partners contributed additional funds to purchase seismic data required for exploratory work on the licenses and caused a reallocation of working interests.

As a result, IPC Cayman held a 14.325% working interest in the licenses at March 31, 2010. The Company’s share of this working interest was 11% owing to its 76.79% equity ownership of IPC Cayman.

The following costs incurred in connection with this acquisition have been capitalized as at March 31, 2010:
Cost of acquisition
Cash paid to vendor	$ 899,725
Finder's fee to Howard Cooper, sole director of IPC Cayman	532,013
Cost of preliminary seismic data	2,144,596
Interest paid by cash and warrants on funds borrowed for acquisition (13(iv)	147,282
Value of warrants issued to entity controlled by Howard Cooper and other non related entity (note 13(iii))	1,723,806
$ 5,447,422
Related expenditure
Consulting fees	$ 552,515
Legal fees	408,470
Other direct costs	111,960
1,072,945
$ 6,520,367

The management carried out an impairment tests, involving (a) an independent geologist‘s evaluation of the prospective resources on the two prospects in accordance with NI 51-101, Sec 5-9, and (b) review of definite work plan prepared by the steering committee of the joint venture partners and its acceptance by the Israeli Ministry of National Infrastructure, and concluded that there was no permanent impairment.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

9.	ACCRUALS

As at March 31,	2010	2009
Audit fee and other accruals	62,606	55,474
Finders fee due to Current Capital Corp, a related party	127,712	-
Financing fee	406,240	-
Interest on short term loans	40,784	-
Subscription refundable	406,241	-
	$1,043,583	$55,474

10.           SHORT TERM LOANS

As at March 31,		2010	2009
Current Capital Corp., a related party	a	208,672	-
Due to a Company controlled by the sole director of IPC Cayman	b	122,371	-
Other	c	734,535	-
		$1,065,578	$-

a.
There are two loans totalling to US $ 250,000. The loans carry interest at the rate of 10% per annum and are repayable in full within one year, between November 2010 and January 2011 with accumulated interest. Interest of US$ 6,986 accrued up to March 31, 2010 is included in accruals.

The Company issued 300,000 warrants, valued at $ 72,364 as an inducement. The features of these warrants are explained in note 13(a)(iv). The value of these warrants was treated as additional interest cost and $27,136 of this cost, representing costs up to March 31, 2010 together with interest was included in the acquisition costs of oil & gas properties and related expenditure and the balance of $45,228 was adjusted against the carrying cost of the loans.

The loans together with interest accrued were fully settled on May 6, 2010.

b.	Funds advanced are repayable on demand and carry interest at 5% per annum.

c.
The amount of US$850,000 was borrowed on November 12, 2009. The loan carries interest at 10% per annum. The loan together with the accumulated interest is repayable on or before November 12, 2010. Interest of US$32,370 accrued up to March 31, 2010 is included in the accrual. The Promissory Note covering this loan is secured by the pledge of 1,125 shares of Israel Petroleum Company, Limited.

The Company issued 1,000,000 warrants, valued at $205,961 as an inducement. The features of these warrants are explained in note 13(a)(iv). The value of these warrants was treated as additional interest cost and $77,236 of this cost, representing costs up to March 31, 2010 together with interest was included in the acquisition costs of oil & gas properties and related expenditure and the balance of $128,725 was adjusted against the carrying cost of the loans.

The loan together with interest accrued was fully settled in April, 2010.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

11.           CAPITAL STOCK

(a)	Authorized

Unlimited number of common shares

(b)         Issued

As at March 31,	2010		2009
	Common		Common
	Shares	Amount	Shares	Amount
Beginning of period	30,820,743	$32,854,075	30,095,743	$32,901,488
Canceled (note 6(b))	(350,000)	(81,957)	(275,000)	(64,395)
Issued under 2009 Consultant Stock Compensation Plan (i)	708,333	217,372
Issued under private placements (ii.1 and .2)	34,050,000	5,726,794	1,000,000	62,280
Finder's fee (ii.1 and .2)	-	(572,679)		(6,228)
Value assigned to warrants issued under private placements (note 13(a) ( i))(ii)	-	(2,859,141)	-	(39,070)
Value assigned to warrants issued as finders fee under private placements		(289,687)
Subscriptions received (ii.2)		303,480
	65,229,076	$35,298,257	30,820,743	$32,854,075

(i)
On April 7, 2009, the Company registered a 2009 Consultant Stock Compensation Plan with the Securities and Exchange Commission in a registration statement under the US Securities Act of 1933. Three million common shares of the Company were registered under the Plan. During the year ended March 31, 2010, 708,333 common shares were issued to four consultants out of this plan in settlement of their fees. These shares were valued at the market price of the common shares prevailing on the date of issue.

(ii).1
On December 12, 2008, the Board of Directors of the Company approved a private placement to raise equity funds up to US$500,000. The private placement consisted of Units up to maximum of ten million, to be issued at US$ 0.05 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.10 each within two years of the issuance of the warrants.

The Board also approved a finder’s fee of 10% of the proceeds raised from the issuance of Units and warrants attached thereto and 10% of the warrants issued in warrants under the same terms, payable to Current Capital Corp., a related party.

The subscription closed on October 15, 2009. A total of eleven qualified subscribers subscribed for ten million Units for gross proceeds of US$ 500,000. (Note 13(a)(i)). Of these, one million Units were issued in fiscal 2009.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

11.	CAPITAL STOCK - (b)	Issued – continued..........

(ii).2
On November 20, 2009, the Board of Directors of the Company approved a private placement to raise equity funds up to US$5,500,000, raised subsequent to US$7.9 million. The private placement consists of Units up to a maximum of 27.5 million, raised subsequently to 39.5 million, to be issued at US$ 0.20 per Unit. Each Unit would comprise one common share of the Company and one full warrant convertible into one common share of the Company at an exercise price of US$0.35 each within five years of the issuance of the warrants, subject to an early recall if the market price of the Company’s common shares exceeds US$1 for a period of 20 consecutive trading days.

The Board also approved a finder’s fee of 10% of the proceeds raised from the issuance of Units and warrants attached thereto and 10% of the warrants issued in warrants under the same terms, payable to Current Capital Corp., a related party, net of any fees payable to anyone else.

During the year ended March 31, 2010, the Company received thirty seven subscriptions who subscribed a total of 26,550,000 million Units for gross proceeds of approximately US$5.3 million, of which thirty five subscriptions for 25,050,000 Units were accepted and underlying shares and warrants were issued on or before March 31, 2010. The balance of the two subscriptions for US$300,000 (CDN$ 303,480) were accepted but the underlying securities were not issued until after March 31, 2010 pending receipt of the required documentations.

The subscription was closed on April 30, 2010. The Company issued additional 12.7 million Units since April1, 2010 till the closing date of April 15, 2010 and raised approximately US$2.5 million.

12.           STOCK OPTION PLANS

(a)	The following is a summary of all Stock Option Plans as at March 31, 2010 and 2009:

Plan	Date of registration *	# of Options
		Registered	Issued	Expired	Exercised	Outstanding
1999 Stock option Plan	April 30, 2003	3,000,000	3,000,000	-70,000	-1,200,000	1,730,000
2003 Stock Option Plan	July 22, 2004	2,500,000	2,500,000	-155,000	-400,000	1,945,000
The Robinson Plan	December 5, 2005	1,100,000	1,100,000	-	-	1,100,000
2005 Stock Option Plan	December 5, 2005	1,000,000	50,000	-	-	50,000
		7,600,000	6,650,000	-225,000	-1,600,000	4,825,000

* Registered with the Securities and Exchange Commission of the United States of America (SEC) as required under the Securities Act of 1933.

All options were fully vested on the dates of their grant.

(b)	Movements in stock options during year are as follows:

(i)	There were no movements during the years ended March 31, 2010 and 2009.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

12.           STOCK OPTION PLANS – (continued)

(ii)
On January 29, 2010, the Board of Directors of the Company approved extension of the expiry dates of all outstanding options to March 31, 2014. Fair value of these options was re-estimated on that date to reflect the modification made in the terms. The re-estimation was done using a Black-Scholes option price model with the following assumptions:

Risk free interest rate1%
Expected dividendnil
Expected volatility (based on previous 217 weeks average market price)185.52%
Expected life1522 days
Exercise priceUS$0.15
Market price at January 29, 2010US$0.34

The additional value based on the above model was estimated to be $419,482, which was expensed (see note 6(a)).

Option price models used for calculating fair value of options require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s options.

(c)	Details of weighted average remaining life of the options granted and outstanding are as follows:

March 31,                                                                                             2010                                           2009

Number of options outstanding and exercisable                                            4,825,000           4,825,000
Exercise price in US$                                                                                                0.15            0.15
Weighted average remaining contractual life                                                     4 years          1.78 years

The options can be exercised at any time after vesting within the exercise period in accordance with the applicable option agreement. The exercise price was more than the market price on the date of the grants for 1,995,000 options and less than the market price for the balance of 2,830,000 options.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

13.	WARRANTS

(a)                Movement in warrants during the year are as follows:

March 31,		2010			2009
	Note	# of warrants	Weighted average exercise price	Fair value	# of warrants	Weighted average exercise price	Fair value
Issued and outstanding, beginning of period		13,846,420	0.24	2,192,927	12,846,420	0.44	2,153,857
Issued under 2008-9 Private Placement	i	9,000,000	0.10	339,560	1,000,000	0.10	39,070
Issued as finders fee under 2008-9 private placement	i	1,000,000	0.10	37,729
Issued under 2009-10 Private Placement	ii	25,050,000	0.35	2,519,581
Issued as finders fee under 2009-10 private placement	ii	2,505,000	0.35	251,958
Issued in connection with acquisition of licences	iii	7,000,000	0.35	1,723,806
Issued as inducement for loans	iv	1,300,000	0.35	278,325
Issued and outstanding, end of year		59,701,420	0.28	7,343,886	13,846,420	0.24	2,192,927

(i)
The company issued nine million warrants under a 2008-9 private placement relating to Units subscribed and finder’s fee during the year ended March 31, 2010 as explained in Note 11(b)(ii)). These warrants are convertible into equal number of common shares at an exercise price of US$0.10 per warrant and expire within two years of their issue.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	184.59%
Expected life	730 days
Market price	US$0.35

The fair value of the warrants as per the Black-Scholes option price model amounted to $3,169,023. Using the relative fair value method, an amount of $339,560 for warrants issued to private placees and $37,729 for warrants issued as finder’s fee (total 87%) has been accounted for as reduction in value of common shares and increase in the value of warrants.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

13.	WARRANTS – (continued)

(ii)
The company issued 25,050,000 warrants under a 2009-10 private placement relating to Units subscribed plus 2,505,000 as a finder’s fee during the year ended March 31, 2010 as explained in Note 11(b)(iii). These warrants are convertible into equal number of common shares at an exercise price of US$0.35 per warrant and expire within five years of their issue.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	140.04%
Expected life	1,826 days
Market price	US$0.33

The fair value of the warrants as per the Black-Scholes option price model amounted to $7,288,984. Using the relative fair value method, an amount of $2,519,581 for warrants issued to private placees and $251,958 for warrants issued as finder’s fee (total 59%) has been accounted for as reduction in the value of common shares and increase in the value of warrants.

(iii)
The Company issued 7 million warrants to two entities under a Contribution and Assignment Agreement dated November 14, 2009.  5 Million of these warrants were issued to International Three Crown Petroleum LLC, which holds the remaining 23.21% equity in IPC Cayman. The warrants are convertible into equal number of common shares of the Company at an initial exercise price of US$0.35 within five years of their issuance. The holders of these warrants are entitled to a cashless exercise under which number of common shares to be issued will be based on number of common shares for which warrants are exercised times the difference between the market price of common share and the exercise price divided by the market price. Shares resulting from this formula will be issued against the exercised warrants without any cash consideration.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	142.96%
Expected life	1,826 days
Market price	US$0.28

The fair value of the warrants as per the Black-Scholes option price model amounted to $1,723,806 which has been included in the cost of acquisition of oil & gas properties (note 8).

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

13.	WARRANTS (a) – (continued)

(iv)
The Company issued 1,300,000 warrants as an inducement to two lenders to lend money to the Company under promissory notes. One of the lenders is Current Capital Corp, a related party, which received 300,000 warrants. These warrants are convertible into equal number of common shares at an exercise price of US$0.35 within five years.

The fair value of these warrants has been estimated using a Black-Scholes option price model with the following assumptions:

Risk free interest rate	1%
Expected dividend	nil
Expected volatility	142.96%
Expected life	1,826 days
Market price	US$0.35

The fair value of the warrants as per the Black-Scholes option price model amounted to US$406,026. Using the relative fair value method, an amount of  $278,325 (US$274,050) for warrants issued has been accounted for as additional effective interest cost  with corresponding debit of $104,372 included in oil & gas properties and related expenditure. (note 8) and balance of $173,953 adjusted against short term loans.(note 10)

Option price models used for calculating fair value of warrants require input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the models do not necessarily provide a reliable measure of the fair value of the Company’s warrants.

(b)	Details of weighted average remaining life of the warrants granted and outstanding are as follows:

	2010			2009
	Warrants outstanding & excercisable			Warrants outstanding & excercisable
Exercise price in US$	Number	Weighted average remaining contractual life (years)	Exercise price in US$	Number	Weighted average remaining contractual life (years)
0.35	35,855,000	4.75
0.25	12,846,420	4.00	0.25	12,846,420	0.29
0.10	11,000,000	3.91	0.10	1,000,000	1.88
0.24	59,701,420	4.47	0.46	13,846,420	0.40

On June 4, 2009, the Board of Directors of the Company approved a further extension of the expiry date of 11,124,460 warrants issued as part of 2006 private placement and still outstanding by one year from their existing expiry dates. The fair value of these warrants was not recalculated due to this change.

On September 28, 2009, the Board of Directors of the Company approved a further extension of the expiry date of 1,721,960 warrants issued as part of 2003 private placement and still outstanding by nine months from their existing expiry dates. The fair value of these warrants was not recalculated due to this change.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

13.	WARRANTS (b) – (continued)

On January 29, 2010, The Board of Directors of the Company approved a further extension of the expiry date of all issued and outstanding warrants – 23,846,420 –expiring between June 2010 and September 2011 to March 31, 2014. The fair value of these warrants was not recalculated due to this change.

14.           LOSS PER SHARE

Loss per share is calculated on the weighted average number of common shares outstanding during the year, which were 42,963,027 shares for the year ended March 31, 2009 (2009 – 30,170,743, 2008 – 28,840,653).

The Company had approximately 59.7 million warrants and 4.8 million options, which were not exercised as at March 31, 2010. Inclusion of these warrants and options in the computation of diluted loss per share would have an anti-dilutive effect on loss per share and are therefore excluded from the computation. Consequently, there is no difference between basic loss per share and diluted loss per share.

15.	CONSULTING FEES

For the year ended March 31	2010	2009	2008
Fees settled in stocks and options (Note 6)	524,589	277,856	314,248
Fees settled for cash	667,086	166,928	82,217
	$ 1,191,675	$ 444,784	$ 396,465

16.	BANK CHARGES, INTEREST AND FEES

For the year ended March 31,		2010	2009	2008
Bank charges		2,595	2,362	1,625
Interest on short term loans	(i)	7,136	-	-
Financing fees	(ii)	681,331	-	-

		$ 691,062	$ 2,362	$ 1,625

(i)	Interest of $7,136 was charged by the entity controlled by the sole director of IPC Cayman.

(ii)
Financing fees includes $46,337 paid to the sole director of IPC Cayman and $44,706 to Current Capital Corp., a related party for arranging short term loan and $590,288 paid by IPC Cayman in connection with financing negotiations.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

17.	INCOME TAXES

Income tax expense differs from the amount that would be computed by applying the Federal and Provincial statutory income tax rates to income (loss) before income taxes. The reasons for the differences are as follows:

	2010	2009	2008
Income tax recovery based on combined corporate income tax rate of 25% (2009: 29% and 2008: 33.50%)	$(644,387)	$(199,930)	$(191,553)
Increase(decrease) in taxes resulting from:
Investments in Subsidiary (BDC) written off on disolution	-	-	(50,280)
Non-deductible stock based compensation	131,147	80,578	105,273
Non-deductible meals & entertainment expenses	7,303	7,806	11,199
Not-taxable portion of loss (gain) on sale of short term investments	106,601	(6,530)	(41,616)
Finders fee -1/5th portion allowable for tax	(28,640)
Write off of a short term investment	31,348	9,136
Income tax recovery	(396,628)	(108,940)	(166,977)
Benefit of tax losses not recognised	396,628	108,940	166,977
Provision for income taxes	$-	$-	$-

The components of the future income tax asset and the country of origin at March 31, 2010 and 2009 are as follows (applying the combined Canadian federal and provincial statutory income tax rate of 25% (2009: 29%) and the US income tax rate of 34% for both the years):

	Canada		US
	2010	2009	2010	2009
	in '000 $
Future income tax assets:
Non-capital losses carried forward	$2,226	$2,199	$1,498	$1,498
Capital losses carried forward	621	560	-	-
Unrealised losses on short term investments	216	642
Future tax assets	3,063	3,401	1,498	1,498
Valuation allowance	(3,063)	(3,401)	(1,498)	(1,498)
Future income taxes	$-	$-	$-	$-

The Company has approximately $9 million (2009: $7.6 million) in Canadian non-capital losses, $2.5 million (2009: $1.9 million) in capital losses and US$ 4.4 million (2009: US$4.4 million) in US non-capital losses available to claim against future taxable income. The benefits arising from these losses has not been included in the consolidated financial statements as management has determined that it is not more likely than not that the losses will be utilized.

The Company’s subsidiary holds a 76.79% equity interest in IPC Cayman which is taxable in the US as a partnership. There was no distribution during the year and the partnership has losses for the year. The future income tax asset arising if any from such losses is not recognized in the consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

17.	INCOME TAXES - continued

The non-capital losses expire as follows:

Canadian in CDN$                                         US in US$
In 000’$                                               in 000’$

2014                                               1,337
2015                                               1,319                                2025                      $           1,050
2026                                               3,373                                2026                                   3,300
2027                                                  271                                2027                                        25
2028                                                  675
2029                                                  342
2030                                               1587

       $ 8,904                                                              $           4,375

18.           COMMITMENTS  AND CONTINGENT LIABILITIES

(a)
The Company entered into media relations and investor relations contracts with Current Capital Corp., a shareholder corporation, effective July 1, 2004 initially for a period of one year and renewed automatically unless cancelled in writing by a 30-day notice, for a total monthly fee of US$10,000.

(b)
The Company entered into a consulting contract with Mr. Kam Shah, the Chief Executive Officer and Chief Financial Officer on April 1, 2005 for a five-year term. This term was extended to another five years to March 31, 2015 by the audit committee on April 1, 2010. Mr. Shah’s monthly fee is $15,000 plus taxes. Further, the contract provides for a lump sum compensation of US$250,000 for early termination of the contract without cause. The contract also provides for entitlement to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(c)
The Company entered into a consulting contract with Mr. Terence Robinson, a key consultant and a former Chief Executive Officer, on April 1, 2003 for a six-year term up to March 31, 2009. On august 4, 2009, this contract was renewed for another five years effective April 1, 2009. The renewed contract provides for a fixed monthly fee of $10,000 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(d)
The Company has a consulting contract with Mr. John Robinson. Mr. John Robinson is the sole owner of Current Capital Corp., a firm with which the Company has an on-going contract for media and investor relations, and a brother of Mr. Terence Robinson who is a key consultant to the Company and a former Chief Executive Officer of the Company. Mr. Robinson provides services that include assisting the management in evaluating new projects and monitoring short term investment opportunities that the Company may participate in from time to time. A new Consulting Contract was signed with Mr. John Robinson on July 1, 2009 for period to March 31, 2014. The Contract provides for a fixed monthly fee of $8,500 plus taxes. The Consultant will also be entitled to stock compensation and stock options under appropriate plans as may be decided by the board of directors from time to time.

(e)
The Company has agreed to the payment of a finder’s fee to Current Capital Corp., a related party, at the rate of 10% of the proceeds from the exercise of any of the outstanding warrants. The likely fee if all the remaining warrants are exercised will be approximately $ 1.3 million.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

18.           COMMITMENTS  AND CONTINGENT LIABILITIES - continued

(f)	The Company’s subsidiary, IPC Cayman has a consulting agreement with its manager and sole director, International Three Crown Petroleum to pay a management fee of US$20,000 per month.

(g)
Under the terms of the Agreement governing the allocation of ownership to the two off shore drilling licenses in Israel, the Company’s subsidiary, IPC Cayman is required to provide a proof of its financial capability to contribute, when required, its share of the development costs. IPC Cayman’s share of these costs is estimated not to exceed US$ 12 million.

(h)
Under an agreement with IPC Cayman, the Company is required to issue up to 500,000 warrants over a period to be defined under a Warrant Plan for issuance to employees and consultants of IPC Cayman other than its sole director for services to be rendered. No warrants have yet been issued.

19.           RELATED PARTY TRANSACTIONS

Transactions with related parties are incurred in the normal course of business, and are measured at the exchange amount which is the amount of consideration established and agreed to between the related parties. Related party transactions and balances have been listed below, unless they have been disclosed elsewhere in the consolidated financial statements.

(i)
Included in shareholders information expense is $132,213 (2009: $133,785; 2008: $124,231) paid to Current Capital Corp, (“CCC”) for media relations services. CCC is a shareholder corporation and its sole director provides consulting services to the Company.

(ii)
CCC charged approximately $20,993 for rent, telephone and other office expenses (2009: $37,800 and 2008: $27,300). $32,058 was charged by the entity controlled by the sole director of IPC Cayman (2009 and 2008: $ nil)

(iii)
Finders fees of $736,755 (2009: $6,228, 2008: $12,245) was charged by CCC in connection with the private placement. The fee for 2010 included a cash fee of $449,583 and 3,480,000 warrants valued at $289,687 using the Black-Scholes option price model.

(iv)
Business expenses of $23,622 (2009 - $19,205; 2008 - $15,771) were reimbursed to directors of the corporation and $82,390 (2009 - $68,009, 2008: $118,774) to a key consultant and a former chief executive officer of the Company. Travel and related expenses of $88,357 charged by the sole director of IPC Cayman have been included Oil & gas properties and related expenditure  (2009 and 2008: $ nil)

(v)
Shares issued to a director under the Consultant’s Stock Compensation Plan – $Nil  (2009 : $Nil, 2008: 450,000 valued at $105,373,). Shares issued to (returned by) a key consultant and a former chief executive officer of the Company under the Consultant Stock Compensation Plan: $Nil (2009: (275,000) valued at $ (64,395), 2008: 550,000 valued at $128,790).

(vi)	Options issued to directors under Stock option plans –$ nil (2009: nil, 2008: 50,000 valued at $7,878).

(vii)
Cash fees paid to directors for services of $235,000 (2009:$60,000 and 2008: $ 33,871). Cash fee paid to a key consultant and a former chief executive officer of the Company of $120,000 (2009:$90,000 and 2008: $ nil). Fees paid to a consultant who controls CCC $76,543 (2009: $81,911 in shares, 2008: $81,926 in shares).  These fees are included in consulting expenses.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

19.           RELATED PARTY TRANSACTIONS – continued

(viii)
Accounts payable includes $95,813 (2009: $15,482, 2008: $9,384) due to CCC, $5,852 (2009: $1,875, 2008: $757) due to a director of the Company and $82,741 (2009: $67,212, 2008: $ 6,577) due to a key consultant and a former chief executive officer of the Company and due to a consultant who controls CCC $62,475 (2009: $1,024, 2008: $1,022)

(ix)
Included in short term investments is an investment of $nil (2009 and 2008: $200,000) in a private corporation controlled by a brother of the key consultant. The investment was fully written off as at March 31, 2010 ($Nil as at March 31, 2009, $200,000 as at March 31, 2008)

(x)
Included in short term investments is an investment of $1,869,381 carrying cost and $775,020 fair value (2009: $1,837,956 carrying cost and $361,877 fair value, 2008: $1,929,049 carrying cost and $1,140,120 fair value) in a public corporation controlled by a key shareholder of the Company. This investment represents common shares acquired in the open market or through private placements and represents less than 1% of the issued and outstanding common shares of the said corporation.

(xi)	Included in other receivables is a fee advance of $nil (2009: $ 70,000 and 2008: $nil) made to Chief Executive Officer. The fee amount advanced in fiscal 2009 was expensed in March 2010.

(xii)	Included in other receivable is an advance of $nil (2009: $5,814 and 2008: $ nil), made to a director

20           PENDING DISPUTES

(I)
The sole director of the Company’s subsidiary, IPC Cayman communicated to the Company that it is required to complete best efforts financing of $18 million and to contribute all proceeds to IPC Cayman. He has also presented the Company with an invoice for $ 2,291001 claiming it it represented estimated proceeds from the private placement financing completed by the Company on April 30, 2010.

The management disputes these claims by the sole director of the IPC Cayman and is currently engaged in negotiations with the sole director to resolve these matters. The final outcome of such negotiation and any litigation that may arise if such negotiations fail is not determinable.

In any event, the management believes that such claims have no bearing on the consolidated financial statements of the Company.

(II)
IPC Cayman received communication in May 2010 from a lawyer of a non-related investor alleging that IPC Cayman made an agreement with his client in January 2010 which involved sale of a part of the working interest in the two drilling licenses.  IPC Cayman denies the fact and considers such an agreement null and void. No legal action has been taken to date. The Company and IPC Cayman are confident that they will successfully defend any such action if taken in future.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

21.           SEGMENTED INFORMATION

As at March 31, 2010, 2009 and 2008, the Company had only one major business segment-

Energy sector: This segment includes the Company’s acquisition of interests in joint ventures and projects relating to exploration and commercial drilling of oil and gas and related products.

The accounting policies of the segments are same as those described in Note 4. The Company evaluates each segment’s performance based on its contribution to consolidated net earnings. There are no inter-segmental charges or transactions.

The Company had no business activity in the above segment in fiscal years 2009 and 2008. During fiscal year 2010, the Company acquired through its subsidiary, an indirect 11% working interest in two off-shore drilling licenses in the Levantine Basin, approximately forty kilometres off the West coast of Israel.

Geographic Information

The Company operates from one location in Canada and its subsidiary, IPC Cayman has an office in the US. (2009: one location in Canada).  Its assets were located as follows

Location                                                2010                                2009

Canada                                                $  3,615,914                    $ 1,592,947

US                                                               217,497

Israel                                                      6,586,376

                $10,419,787            $  1,592,947

22.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS

The Company is exposed in varying degrees to a number of risks arising from financial instruments. Management’s close involvement in the operations allows for the identification of risks and variances from expectations. The Company does not participate in the use of financial instruments to mitigate these risks and has no designated hedging transactions. The Board approves and monitors the risk management processes. The Board’s main objectives for managing risks are to ensure liquidity, the fulfilment of obligations and limited exposure to credit and market risks while ensuring greater returns on the surplus funds on hand. There were no changes to the objectives or the process from the prior year. Cash, short term investments, accounts payable and accruals are classified as level one financial instruments.

The types of risk exposure and the way in which such exposures are managed are as follows:

(a)	Concentration risk:

Concentration risks exist in cash and cash equivalents because significant balances are maintained with one financial institution and a brokerage firm. The risk is mitigated because the financial institutions are international banks and the brokerage firm is well known Canadian brokerage firm with good market reputation and all its assets are backed up by a major Canadian bank. The Company’s key asset, the indirect working interest in two off shore drilling licenses is located in Israel.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

22.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS - continued

(b) Market price risk:

Market risk primarily arises from the Company’s short term investments in marketable securities which accounted for approximately 15% of total assets of the Company as at March 31, 2010     (69% as at March 31, 2009). Further, the Company’s holding in one Canadian marketable security accounted for approximately 57% (2009: 33%) of the total short term investment in marketable securities or 9% (2009: 23%) of total assets as at March 31, 2010.

The Management tries to mitigate this risk by monitoring daily all its investments with experienced consultants and ensuring that investments are made in companies which are financially stable with viable businesses.

(c)	Liquidity risk:

The Company monitors its liquidity position regularly to assess whether it has the funds necessary to fulfill planned exploration commitments on its petroleum and natural gas properties or that viable options are available to fund such commitments from new equity issuances or alternative sources such as farm-out agreements. However, as an exploration company at an early stage of development and without significant internally generated cash flow, there are inherent liquidity risks, including the possibility that additional financing may not be available to the Company, or that actual exploration expenditures may exceed those planned. The current uncertainty in global markets could have an impact on the Company’s future ability to access capital on terms that are acceptable to the Company. The Company has so far been able to raise the required financing to meet its obligations on time.

The Company maintains limited cash for its operational needs while most of its surplus cash is invested in short term marketable securities which are available on short notice to fund the Company’s operating costs and other financial demands.
(d)	Currency risk

The operating results and financial position of the Company are reported in Canadian dollars. Approximately 23% of total monetary assets at March 31, 2010 (23% as at March 31, 2009), and approximately 87% of its liabilities as at that date ( $ nil as at March 31, 2009) were held in US dollars.  The results of the Company’s operations are therefore subject to currency transaction and translation risk.

The fluctuation of the US dollar in relation to the Canadian dollar will consequently impact the loss of the Company and may also affect the value of the Company’s assets and the amount of shareholders’ equity.

Comparative foreign exchange rates are as follows:
As at March 31,                                                                                              20102009

One US Dollar to CDN Dollar                                                                  1.0156    1.2602

The Company has not entered into any agreements or purchased any foreign currency hedging arrangements to hedge possible currency risks at this time.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

22.           FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISKS - continued

The balances in US Dollar as at March 31, 2010 were as follows:  (all figures in CDN$ equivalent)

2010

Cash & short term investments                                                                                   $2,352,452
Other receivables                                                                                               66,009
Accounts payable and accrual                                                                                   (2,007,764)
     Short term loans                                                                                  (1,065,578)

Net liabilities                                                                                        $ (654,881)

Based on the above net exposure, a 5% depreciation of the Canadian dollar against US dollar will increase net liabilities by $32,744 while a 5% appreciation of the Canadian dollar against US dollar will reduce liability by $ 32,744.

23.           CAPITAL DISCLOSURES

The Company considers the items included in Shareholders’ Equity as capital. The Company had short term loans of approximately $ 1.2 million and payables of approximately $ 2.5 million as at March 31, 2010 and current assets, mostly in cash and short term investments of approximately $3.9 million. The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue new business opportunities and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue new debt, acquire or dispose of assets or adjust the amount of cash and short term investments.
As at March 31, 2010, the shareholders’ equity was approximately $ 6.9 million (March 31, 2009: $ 1.4 million). Approximately 55% or $3.8 million was held in cash and short term investments (March 31, 2009: $1.1 million or 79%). the Company completed its 2008-9 private placement in October 2009 and raised an approximate additional $ 420,000. Another private placement began in November 2009 and until March 31, 2010, approximately $4.7 million were collected net of expenses, and spent on the project on hand. This private placement was closed on April 30, 2010 and approximately additional $2.3 million was raised.

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital.

The Company expects its current capital resources will be sufficient to carry its business plans and operations through its current operating period. However, the Company has commitments to raise approximately US$ 10 to $12 million within the next twelve months to meet its obligations under the indirect working interest held in two off shore Israeli licenses.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

24.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP").  Material variations in the accounting principles, practices and methods used in preparing these consolidated financial statements from principles, practices and methods used in the United States ("US GAAP") and in SEC Regulation S-X are described and quantified below.

There were no significant differences between Canadian GAAP and US GAAP which had any impact on the consolidated balance sheet and consolidated statement of cash flows.

The following are brief comments on the treatment of certain key items

(i) Short-term Marketable securities

In Fiscal year 2008, CICA introduced a new handbook section 3855 to recognize and measure financial instruments including marketable securities. This revision brings the Canadian GAAP in line with the Statement of Financial Accounting Standard (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, which requires that equity securities that have readily determinable fair values be classified as either available-for-sale or trading securities, and that they be reported at fair market values. For available-for-sale securities, unrealized gains or losses are to be reported as other comprehensive income, a separate component of shareholders’ equity, until realized. All short term investments are classified as “available-for-sale”.

 (ii)                 Exchange gains and losses on translation of foreign currency items and balances

Under Canadian GAAP, as revised under the handbook section 1651, foreign currency translation gains and losses are generally included in the determination of net income unless they relate to self-sustaining foreign subsidiary, in which case, such translation gains and losses are included in the other comprehensive income computation. Our foreign subsidiary, IPC Cayman is currently dependent on financing from the Company and is therefore not considered self-sustaining.

The above treatment under Canadian GAAP is in line with the treatment required Under FAS 52 (13) and FAS 130 of the US GAAP.

Adoption of New Accounting Policies

(i)	Financial Accounting Standards Board’s Codification of US GAAP

On July 1, 2009, the FASB’s Codification of US GAAP (the “Codification”) was issued to create a consolidated reference source for all authoritative non-governmental US GAAP. The Codification was not intended to change US GAAP, but rather reorganize existing guidance by accounting topic to allow easier identification of applicable standards. References in the Company’s consolidated financial statements to US GAAP have been updated to reflect the Codification.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

24.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES - Adoption of New Accounting Policies - continued

(ii)	Business combinations

In December 2007, the FASB issued ASC 805 — Business Combinations (“ASC 805”) (formerly referred to as FAS 141R) which is effective for fiscal years beginning after December 15, 2008. ASC 805, which will replace FAS 141, is applicable to business combinations consummated after the effective date of December 15, 2008. This Standard modifies the accounting of certain aspects of business combinations. The adoption of ASC 805 did not have a material impact on the Company’s consolidated financial statements.

iii.	Non-controlling interests

In December 2007, the FASB also issued ASC 810 - Non-controlling Interests in Consolidated Financial Statements (“ASC 810”). ASC 810 will change the accounting and reporting for minority interests, which will be re-characterized as non-controlling interests and classified as a component of equity. ASC 810 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The adoption of ASC 810 did not have a material impact on the Company’s consolidated financial statements.

iv.	Derivative Instruments and Hedging Activities

In March 2008, the FASB issued ASC 815  “Disclosures about Derivative Instruments and Hedging Activities” (“ASC 815”). This Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption.  The adoption of ASC 815 did not have a material impact on the Company’s consolidated financial statements.

v.	Subsequent events
In May 2009, the FASB issued ASC 855, “Subsequent Events” (“ASC 855”). This Statement established general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement details the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and the disclosures that an entity should make about events or transactions that occur after the balance sheet date. The adoption of ASC 855 did not have a material impact on the Company’s consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

24.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES - continued

vi.	The Fair Value Measurement of Liabilities

In August 2009, the FASB issued ASU 2009-05 “Measuring Liabilities at Fair Value” (“ASU 2009-05”), which provides amendments to Subtopic 820-10 “Fair Value Measurements and Disclosures — Overall” and is effective prospectively for interim periods beginning after October 1, 2009 for the Company. ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one of the valuation techniques that uses (a) the quoted price of the identical liability when traded as asset; (b) quoted prices for similar liabilities when traded as assets; or another valuation technique that is consistent with the principles of Topic 820 “Fair Value Measurements and Disclosures”. Therefore, the fair value of the liability shall reflect non-performance risk, including but not limited to a reporting entity’s own credit risk.  ASU 2009-05 also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of liability. The adoption of ASU 2009-05 did not have a material impact on the Company’s consolidated financial statements.

vii. Equity method investees

Effective January 1, 2009 the Company adopted the FASB’s guidance on equity method investment accounting considerations which is included in ASC 323 — Investments — Equity Method and Joint Ventures and applicable for fiscal years beginning on or after December 15, 2008. The guidance indicates when investments accounted for using the equity method are impaired and the appropriate initial measurement and accounting for subsequent changes in ownership percentages. The adoption of this guidance did not result in a material impact to the Company’s consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

24.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES - continued

Future U.S. accounting policy changes

(i)           Accounting of Transfers of Financial Assets an amendment of FASB No. 140

In June 2009, FASB issued Statement No. 166, Accounting of Transfers of Financial Assets an amendment of FASB No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.  This statement is now known as ASC 860. This Statement improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. The Board undertook this project to address (1) practices that have developed since the issuance of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, that are not consistent with the original intent and key requirements of that Statement and (2) concerns of financial statement users that many of the financial assets (and related obligations) that have been derecognized should continue to be reported in the financial statements of transferors.  This Statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited.  The Company does not believe that  the new standard will have any material impact to the Company’s consolidated financial statements.

(ii)	Variable interest entities an Amendment to FASB Interpretation No.46(R)

In June 2009, FASB issued Statement No. 167, Amendment to FASB Interpretation No.46(R). This Statement improves financial reporting by enterprises involved with variable interest entities. The Board undertook this project to address (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, as a result of the elimination of the qualifying special-purpose entity concept in FASB Statement No. 166, Accounting for Transfers of Financial Assets, and (2) constituent concerns about the application of certain key provisions of Interpretation 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity.  This Statement shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited.  The Company does not believe that  the new standard will have any material impact to the Company’s consolidated financial statements.

Bontan Corporation Inc.
Notes to Consolidated Financial Statements
(Canadian Dollars)
March 31, 2010 and 2009

25	SUBSEQUENT EVENTS

Subsequent events have been evaluated through July 23, 2010 when the consolidated financial statements were available to be issued.

Key events are as follows unless they have been disclosed elsewhere in the consolidated financial statements:

(i)
In a letter dated May 16, 2010, Petroleum Commissioner confirmed that the two licenses, in which the Company has indirect 11% working interest, are fully valid and approved changes in the work plan submitted by the steering committee. The Petroleum Commissioner approved deadlines for submitting various work plans between July 15, 2010 and March 31, 2011.

(ii)
On May 19, 2010, Geoglobal Resources (India) Inc. was appointed operator for the two licenses, in which the Company has indirect 11% working interest, subject to the execution of a joint operating agreement. The operator will acquire a 5% working interest in the two licenses pro rata from the Lead Investors and IPC Cayman for USD $1.2 million.  As a result of such acquisition, the Company’s indirect working interest has decreased to 10.45%. The operator also will have an option to acquire an additional 2.5% working interest in one or both licenses pro rata from the Lead Investors and IPC Cayman.

(iii)
The joint venture partners and the operator also entered into an option agreement dated as of May 19, 2010. Under this option agreement, the joint venture partners have the option to purchase up to a 12.5% ownership interest in an offshore drilling license known as the Samuel license granted to the operator and their partners. The Company’s subsidiary, IPC Cayman is now entitled to acquire 2.72% of the Samuel license, of which the Company’s share would be 2.09% and the minority shareholder of IPC Cayman will be entitled to the balance 0.63%.

(iii)
On May 20, 2010, the joint venture partners submitted an application to the Israeli Petroleum Commissioner to approve the transfer and registration of the rights in the Mira and Sarah licenses. The approval was granted on June 16, 2010.

26	PRIOR YEAR’S FIGURES

Certain prior year’s amounts have been reclassified to conform to current presentation.